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                                                                   Exhibit 4.10



                                   Young & Rubicam Inc.

                         3% Convertible Subordinated Notes due 2005

                            AMENDMENT TO REGISTRATION AGREEMENT


                                                              New York, New York
                                                                _______ __, 2000

      Reference is made to that certain Registration Agreement (the "Registration Agreement"), dated January 20, 2000, between Young & Rubicam Inc. (the "Company") and the initial purchasers of the Company's 3%
Convertible Subordinated Notes due 2005 (the "Securities").   All capitalized
terms used herein without definition shall have the meanings set forth in the Registration Agreement.

      Section 6(b) of the Registration Agreement provides that the Registration Agreement may be amended with the written consent of Holders of a majority of the outstanding aggregate principal amount of Securities registered under a Shelf Registration Statement.

      On April 17, 2000, the Company filed a shelf Registration Statement on Form S-3 covering the resale of all of the outstanding Securities, and this Registration Statement as amended was declared effective on July __, 2000.

      The Holders of at least a majority of the outstanding aggregate principal amount of the Securities have duly consented to the amendment of the Registration Agreement as provided herein.

      All other acts necessary to make this Amendment a valid, binding and enforceable instrument and all of the conditions and requirements set forth in the Registration Agreement have been performed and fulfilled and the execution and delivery of this Amendment have been in all respects duly authorized.

      Accordingly, the Company is hereby amending the Registration Agreement to include the following provision:

                                      -1-

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      7.  RELEASE. As of ___________, 2000, the Company shall be released from its obligations under Sections 2 and 3 of this Agreement, and from and after such date, the Company shall have no further obligations thereunder.




                                       YOUNG & RUBICAM INC.

                                       By:
                                          -------------------------------
                                          Name:
                                          Title: